Exhibit 23.1

JAMES STAFFORD

James Stafford, Inc.
Chartered Accountants
Suite 350 – 1111 Melville Street
Vancouver, British Columbia
Canada V6E 3V6
Telephone +1 604 669 0711
Facsimile +1 604 669 0754

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Kid’s Book Writer Inc.

We consent to the incorporation of our report dated 28 July 2010, with respect to the balance sheet of Kid’s Book Writer Inc. (the “Company”) as at 30 April 2010 and the statements of operations, cash flows and changes in stockholders’ deficiency for the year then ended in the Annual Report on Form 10-K of the Company dated 28 July 2010.

/s/ James Stafford
Vancouver, Canada	Chartered Accountants

28 July 2010